EXHIBIT 99.1

CONCORD CAMERA CORP. RECEIVES NASDAQ NOTICE OF COMPLIANCE

HOLLYWOOD, FLORIDA - April 1, 2008 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ: LENS) announced today that it received a notice from The NASDAQ Stock Market ("NASDAQ") today indicating that the Company's previously reported filing delinquency resulting from the Company's delay in filing its Quarterly Report on Form 10-Q for the period ended December 29, 2007 has been cured and, therefore, the Company's securities will remain listed on The NASDAQ Global Market. The Company filed its Form 10-Q for the quarter ending December 29, 2007 with the Securities and Exchange Commission and NASDAQ on March 31, 2008, thereby regaining compliance with all requirements for continued listing on The NASDAQ Global Market. The NASDAQ notice indicated that the Company's oral hearing before a NASDAQ Listing Qualifications Panel scheduled for Thursday, April 3, 2008 is now considered moot.

About Concord Camera Corp.

Concord Camera Corp., through its subsidiaries, is a global provider of easy-to-use single-use and traditional film cameras. Concord currently markets and sells its cameras on a private-label basis and under the POLAROID and POLAROID FUNSHOOTER brands through in-house sales and marketing personnel and independent sales representatives. The POLAROID trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. The FUNSHOOTER trademark is a registered trademark of Concord Camera Corp. in the United States and other countries. Learn more about Concord Camera Corp. at www.concord-camera.com.

Except for the historical information contained herein, statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the Company's business and prospects, including the risks discussed under "Risk Factors" and disclosures in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and subsequently filed reports. Such forward-looking statements include, without limitation, statements regarding the Company's continued compliance with The NASDAQ Global Market listing requirements and the Company's continued listing on The NASDAQ Global Market. Actual results could differ materially from these forward-looking statements. Uncertainties that affect the Company could result in these forward-looking statements being inaccurate. Any forward-looking statements contained in this press release represent the Company's estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing its estimates as of any subsequent date. Although the Company may elect to update forward-looking statements in the future, it disclaims any intent or obligation to do so, even if its estimates change.


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